Exhibit 10.3

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”) dated as of June 13, 2007 and effective June 1, 2007 by and between PATIO-BAHIA, INC. (formerly JEANNOT’S FURNISHINGS OF FLORIDA, INC.), a Florida corporation (the “Company”), and  Jeannot McCarthy (“McCarthy”) of 201 Holly Lane, Plantation Florida 33317.

WITNESSETH:

WHEREAS, the Company is engaged in the design and distribution of patio and yacht furniture business (“Business”);

WHEREAS, McCarthy has previously served as an officer of the Company since inception of the Company in November 2002 without salary; and

WHEREAS, the Company has established a valuable reputation and goodwill in the Business

WHEREAS, the Company desires to continue the employment of McCarthy and to enter into an Agreement embodying the terms of such employment; and

WHEREAS, McCarthy desires to accept such employment terms and enter into such Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1. Term of Employment.  McCarthy shall be employed by the Company for a period commencing as of June 1, 2007 (the “Commencement Date”) and ending May 31, 2009  on the terms and subject to the conditions set forth in this Agreement, and such Term shall automatically be extended for successive one (1) year terms thereafter unless; (a) the parties mutually agree in writing to alter or amend the terms of the Agreement; (b) one or both of the parties exercises their right, pursuant to Section 6 herein, to terminate this employment relationship; or (c) either party notifies the other at least three (3) months prior to the end of the Term of such party’s intent not to extend the Agreement.  For purposes of this Agreement, the Term (the "Term") shall include the initial term and all renewals thereof.

2. Position and Location.

a. Positions.  Effective on the Commencement Date, McCarthy shall serve as the CEO and President of the Company.  At all times, McCarthy shall have such duties and authority as are commensurate with her then position and shall report only to the Board of Directors.  In her capacity as CEO and President of the Company, McCarthy shall be authorized to incur obligations and undertake agreements and commitments on behalf of the Company without approval of the Board of Directors, provided that approval shall be obtained from the Board of Directors for such obligations, agreements and commitments exceeding $5,000.00.  McCarthy represents and warrants to the Company that she is free to accept employment with the Company as contemplated herein and has no other written or oral obligations or commitments of any kind or nature which would in any way interfere with her acceptance of employment pursuant to the terms hereof or the full performance of her obligations hereunder or the exercise of her best efforts in her employment hereunder.  In the event that McCarthy is not retained by the Company or by the Board of Directors as a director and/or President of the Company during the term hereof, the Company will not deemed to be in breach of this Agreement.

b. Time Devoted.  During the Term, McCarthy will devote 80% of McCarthy’s business time and efforts to the performance of McCarthy’s duties hereunder and, except as provided in the next sentence, will not engage in any other business, profession or occupation for compensation or otherwise, without the prior written consent of the Board.  Nothing herein shall preclude McCarthy from accepting appointment to civic or charitable directorships or trusteeships, or otherwise being involved in charitable activities or managing her personal and family passive investments; provided in each case, and in the aggregate, that such activities do not materially conflict or interfere with the performance of McCarthy’s duties hereunder or conflict with Section 7.

c. Principal Offices.  Unless otherwise mutually agreed by the parties, McCarthy’s principal offices shall be located at the Company’s principal offices.

d. Compliance with Laws.  McCarthy acknowledges that the Company is subject to various laws, statutes and high ethical standards by reason of the nature of its business activities, and McCarthy agrees to fully comply with all laws, rules and statutes and ethical standards applicable to the Company.

3. Base Salary and Bonuses.

(a) McCarthy shall receive an annual base salary equal to $50,000, which may be increased by the approval of the Board of Directors, which salary will accrue until such time as the Company generates $300,000 in revenues/sales.

(b) In addition to all other compensation referred to herein, the Company may pay McCarthy a bonus at the end of any given year, or more frequently, which the Company, in its absolute and sole discretion, determines is proper in relation to income and all other facts and circumstances that it shall see fit to consider

4. Employee Benefits.  During the Term, McCarthy shall be entitled to participate in the Company’s employee benefit plans as in effect from time to time.  During each fiscal year of the Company, McCarthy shall be entitled to reasonable vacation time, provided that the McCarthy shall evidence reasonable judgment with regard to appropriate vacationing scheduling.  Subject to the foregoing, McCarthy shall be entitled to three (3) weeks vacation per year, with any unused vacation time to lapse as of the conclusion of the related fiscal year, unless the Board of Directors shall authorize the accruing of such unused vacation time.

5. Business Expenses.  During the Term, reasonable business expenses incurred by McCarthy in the performance of McCarthy’s duties hereunder shall be reimbursed by the Company in accordance with Company policies.

6. Termination.

a.      By Company for Cause, or Disability or by McCarthy’s Voluntary Resignation.

(i) The Employment Term and McCarthy’s employment hereunder may be terminated by the Company for Cause, or Disability and shall terminate automatically upon McCarthy’s resignation.

(ii) For purposes of this Agreement, “Cause” shall mean (A) willful malfeasance or willful misconduct by McCarthy in connection with her employment, (B) failure of McCarthy to perform her material duties under this Agreement after written notice of her failure to so perform (other than as a result of physical or mental incapacity), (C) McCarthy’s material willful and knowing breach of the Agreement that remains uncured for a period of ten (10) business days following McCarthy’s receipt of written notice from the Company describing such breach, (D) committing or participating in an injurious act, gross neglect or material omission of responsibilities hereunder after written notice thereof, which remains uncured for a period of ten (10) business days following McCarthy’s receipt of written notice from the Company describing such breach; or (E) engaging in a criminal enterprise involving moral turpitude, embezzlement, or conviction of an act or acts constituting a felony under the laws of the United States or any state thereof.  For the purposes of this Agreement, no act, or failure to act, on McCarthy’s part shall be considered “willful” unless done or omitted to be done by him not in good faith and without reasonable belief that her action or omission was in the best interests of the Company.  The date of termination for a termination for Cause shall be the date indicated in the Notice of Termination.

(iii) For purposes of this Agreement, “Disability” shall mean McCarthy’s inability to perform her material duties for a period of at least three (3) consecutive months or an aggregate of six (6) months in any twelve (12) month period as a result of a physical or mental incapacity.  The Company may terminate McCarthy due to Disability on thirty (30) days prior written notice given during the period McCarthy is unable to perform her material duties as a result of a physical or mental incapacity; provided, however, that McCarthy has not returned to the performance of her material duties prior to the end of the applicable three (3) month or six (6) month period described above.

(iv) If McCarthy’s employment is terminated by the Company for Cause, or Disability or if McCarthy resigns, McCarthy shall be entitled to receive the following benefits:

(A) the Base Salary through the date of termination;

(B) any Bonus earned, but unpaid, as of the date of termination for any previously completed fiscal year;

(C) reimbursement for any unreimbursed business expenses incurred by McCarthy in accordance with Company policy prior to the date of McCarthy’s termination; and

(D) such Employment Benefits, if any, as to which McCarthy may be legally entitled under the employee benefit plans and equity plans of the Company (the amounts described in clauses (A) through (D) hereof being referred to as the “Accrued Rights”).

Following such termination of McCarthy’s employment by the Company for Cause, Disability or resignation by McCarthy, except as set forth in this Section, McCarthy shall have no further rights to any compensation or any other benefits under this Agreement or any other severance plan, severance policy or severance arrangement of the Company or its affiliates, except as provided in this Agreement.

b.      By the Company Without Cause or death.

(i) The Term and McCarthy’s employment hereunder may be terminated by the Company without Cause.

(ii) If McCarthy’s employment is terminated by the Company without Cause (other than by reason of Disability) or by death of McCarthy, McCarthy (or McCarthy’s estate as the case may be) shall be entitled to:

(A) receive the Accrued Rights; and

(B) receive, subject to McCarthy’s continued compliance with the provisions of Sections 7 and 8 hereof in case of termination without cause, continued payment of the Base Salary for six (6) months.

Following McCarthy’s termination of employment by the Company without Cause (other than by reason of McCarthy’s Disability) or upon death of McCarthy, McCarthy shall have no further rights to any compensation or any other benefits under this Agreement or any other severance plan, severance policy or severance arrangement of the Company or its affiliates except as provided in this Agreement.

c.      Notice of Termination.  Any purported termination of employment by the Company or by McCarthy (other than due to McCarthy’s Disability) before the expiration of the Term shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 11.g. hereof.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated, unless the notice is provided pursuant to Section 1 hereof.

7. Non-Competition.

a.      Precluded Conduct.  McCarthy acknowledges and recognizes the highly competitive nature of the businesses of the Company and accordingly agrees as follows:

(i) During the Term and for a period of 18 months following the date McCarthy ceases to be employed by the Company (the “Restricted Period”), McCarthy shall not directly or indirectly in and from any location within a 100 miles radius from any office of the Company or any point of present of the Company’s business (A) engage in any business that materially competes with the business of the Company (including, without limitation, businesses which the Company has specific plans to conduct business within the future and as to which McCarthy is aware of such planning), (B) enter the employ of, or render any services to, any person or entity engaged in any business that materially competes with the business of the Company in the portions of the business so competing, (C) acquire a financial interest in, or otherwise become actively involved with, any person or entity engaged in any business that materially competes with the business of the Company, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant, or (D) interfere with, or attempt to interfere with, business relationships (whether formed before or after the date of this Agreement) between the Company and customers, clients, suppliers, partners, members or investors of the Company.

(ii) Notwithstanding anything to the contrary in this Agreement, McCarthy may, directly or indirectly, own, solely as an investment, securities of any person or entity engaged in the business of the Company which are publicly traded on a national or regional stock exchange or on the over-the-counter market or are owned through a mutual fund, private equity fund or other pooled account if McCarthy (A) is not a controlling person of, or a member of, a group which controls such person or entity, and (B) does not, directly or indirectly, own 3% or more of any class of securities of such person or entity.  Furthermore, the limitations in (i) shall not apply to serving as a director of an entity if less than ten percent of such entity’s revenues (measured by the last fiscal year of the entity ending prior to the date McCarthy accepts such a role) are from materially competitive activities, subject to the Board’s (or the Company’s principal executive officer other than McCarthy, as the case may be) approval during the Employment Term as provided in Section 1 hereof.

(iii) During the Restricted Period, except in performance of her duties hereunder, McCarthy will not, directly or indirectly, (A) solicit or encourage any employee of the Company to leave the employment of the Company, or (B) hire any such employee who was employed by the Company as of the date of McCarthy’s termination of employment with the Company, or who left the employment of the Company within one (1) year prior to or after the termination of McCarthy’s employment hereunder.  This restriction shall not be violated by general advertising or by serving as a reference.

(iv) During the Restricted Period, McCarthy will not, directly or indirectly, solicit or encourage to cease to work with the Company any consultant then under contract with the Company.  This restriction shall not be violated by general advertising or by serving as a reference.

b.      Reasonable Construction of Contract.  It is expressly understood and agreed that although McCarthy and the Company consider the restrictions contained in this Section 7 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against McCarthy, the provisions of this Agreement shall not be rendered void, but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

8. Confidentiality.  McCarthy will not at any time (whether during or after McCarthy’s employment with the Company) disclose or use for McCarthy’s own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its subsidiaries or affiliates, any trade secrets, information, designs, drawings, data or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufactures and manufacturing processes, financing methods, plans or the business and affairs of the Company, generally, or of any subsidiary or affiliate of the Company, except in the performance of her duties hereunder or in compliance with legal process; provided, however, that the foregoing shall not apply to information which is not unique to the Company, or which is generally known to the industry or the public other than as a result of McCarthy’s breach of this covenant.  In the event that McCarthy is compelled by legal process to disclose confidential information, he shall give prompt written notice to the Company to allow the Company the opportunity to object to or otherwise resist such order.  McCarthy agrees that upon termination of McCarthy’s employment with the Company for any reason, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom in any way relating to the business of the Company and its affiliates, except that he may retain personal notes, notebooks and diaries that do not contain confidential information of the type described in the preceding sentence.  McCarthy shall be bound by the nondisclosure provisions of this Section 8.  McCarthy further agrees that he will not retain or use for McCarthy’s account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or its affiliates.

9. Trademark and Copyright Registrations.  McCarthy agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the copyrights, trademarks, service marks, trade names or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successor, assigns, and nominees the sole and exclusive rights, title and interest in and to such copyrights, trademarks, service marks, trade names or other intellectual property rights relating thereto.  McCarthy further agrees that her obligation to execute or cause to be executed, when it is in her power to do so, any such instrument or papers shall continue after the termination of this Agreement.

10. Indemnification.  The Company shall indemnify and hold harmless McCarthy to the fullest extent permitted by law for any action or inaction of McCarthy while serving as an officer and director of the Company or, at the Company’s request, as an officer or director of any other entity or as a fiduciary of any benefit plan, provided McCarthy has not been terminated For Cause.  The Company shall also indemnify and hold McCarthy harmless in the event that McCarthy is asked to honor and discharge any personal guarantees he has provided to the Company either subsequent to or prior to its organization.

11. Miscellaneous.

a. Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to conflicts of laws principles thereof.

b. Entire Agreement/Amendments.  This Agreement contains the entire understanding of the parties with respect to the employment of McCarthy by the Company.  There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein.  This Agreement may not be altered, modified or amended except by written instrument signed by the parties hereto.

c. No Waiver.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

d. Severability.  In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

e. Successors; Binding Agreement.  This Agreement shall be binding upon the parties hereto, their heirs, legal representatives, successors and assigns.  This Agreement shall not be assignable by McCarthy, but shall be assignable by the Company in connection with the sale, transfer or other disposition of its business or to any of the Company’s affiliated, controlled or other companies under common control with the Company.

f. Headings.  The headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

g. Notice.  For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:	400 S. Pointe Drive
Suite 1704
Miami Beach, Florida 33139

If to McCarthy:	To the most recent address of McCarthy set forth in the personnel records of the Company.

h.      Independent Counsel.  The Company and McCarthy agree that each of them have been, or were advised and fully understand, that they are entitled to be represented by independent legal counsel with respect to all matters contemplated herein from the commencement of negotiations at all times through the execution hereof.

12. Withholding Taxes.  The Company may withhold from any amounts payable under the Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

13. Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

14. Enforcement.  Should it be necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, the successful party will be awarded reasonable attorneys’ fees in any arbitration proceedings or in any court and appellate proceedings together with related expenses and costs.

15. Arbitration.  Any dispute, controversy or claim arising out of or in connection with this Agreement, including any questions regarding its existence, validity or termination, shall be finally resolved by arbitration by the American Arbitration Association except as otherwise provided hereafter.  Any such dispute, controversy or claim shall be submitted to a board of arbitrators composed of three competent disinterested persons, one to be chosen by the Company, one by McCarthy and the third to be selected by the two arbitrators so chosen.  Such arbitration shall take place in Broward County, Florida.  The prevailing party shall be entitled to reimbursement of any and all fees of the arbitration proceedings.  As to any claim for the award of non-monetary or equitable relief, each party hereby irrevocably submits to the exclusive jurisdiction of the state courts sitting in the County of Broward, State of Florida.

The arbitrators may not award non-monetary or equitable relief of any sort.  They shall have no power to award punitive damages or any other damages not measured by the prevailing party’s actual damages, and the parties expressly waive their right to obtain such damages in arbitration or in any other forum.  In no event, even if any other portion of these provisions is held to be invalid or unenforceable, shall the arbitrators have power to make an award or impose a remedy that could not be made or imposed by a court deciding the matter in the same jurisdiction.  No discovery will be permitted in connection with the arbitration unless it is expressly authorized by the arbitration panel upon a showing of substantial need by the party seeking discovery.  All aspects of the arbitration shall be treated as confidential.  Neither the parties nor the arbitrators may disclose the existence, content or results of the arbitration, except as necessary to comply with legal or regulatory requirements.  Before making any such disclosure, a party shall give written notice to all other parties and shall afford such parties a reasonable opportunity to protect their interests.  The result of the arbitration will be binding on the parties, and judgment on the arbitrators’ award may be entered in any court having jurisdiction.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

JEANNOT’S FURNISHINGS OF FLORIDA, INC.

By: __________________________________
Zlatuse Jerabkova, Vice President

______________________________
JEANNOT MCCARTHY